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GlobalSCAPE Product Validated for Crime Scene Investigations

SAN ANTONIO, TEXAS, November 24, 2008 - GlobalSCAPE, Inc. (AMEX: GSB), today announced that the American Society of Crime Labs Directors (ASCLD) has validated Secure FTP Server™ for crime scene investigations. This validation follows over six months of field testing by the Broward County (Florida) Sheriff's Office Regional Crime Lab.

The ASCLD validation is essential to the use of Secure FTP Server for secure transmission of evidence, including digital photographs and fingerprint images, from a crime scene. "With GlobalSCAPE Secure FTP Server, we're able to upload a 30-megabyte fingerprint image from our laptop and download the image in our on-site mobile laboratory within a matter of minutes," Sergeant Stuart Mosher explains. But all that technology would be worthless if the evidence was compromised and thrown out in court. "With the encryption and SKEY protected password that Secure FTP Server offers," he added, "we now have the first Internet-enabled evidence sharing system of its kind that's fully validated by the ASCLD."

Prior to installation of Secure FTP Server, e-mail was the only means of sending case-sensitive material directly from the crime scene to the laboratory. When the size of digital files exceeded the limits imposed by the e-mail infrastructure, investigators would personally deliver the files to the forensic laboratory. In one memorable instance, the Crime Scene Unit was assigned to investigate a crime that left one of its own deputies fatally wounded and another fighting for his life. One of the first priorities was to take high-resolution digital photographs of the bullets found at the crime scene. However, it would be 5-1/2 hours before the photos were delivered for analysis at the forensic laboratory on the other side of town. If the unit had been able to securely send the photographs, the investigators would have known much sooner that two distinct primer prints were present on the bullets, indicating more than one shooter.

"At that point I gathered my IT team," explained Sgt. Mosher. "This is unacceptable. I know someone somewhere has developed the technology to prevent this from happening again. Let's find it," he told them. After presenting their needs to the IT department, Sgt. Mosher learned how simple the solution was. In fact, GlobalSCAPE Secure FTP Server was being used already for other functions in the Sherriff's Department.

GlobalSCAPE Secure FTP Server's 128-bit SSL encryption and SKEY password protection made it the ideal candidate for transferring the unit's confidential material. Since implementing the software as a law enforcement tool, the Crime Scene Unit has come to realize the full extent of GlobalSCAPE Secure FTP Server's benefits. "From an investigative standpoint, I can't overstress the value of this software," says Sgt. Mosher. "In a crime scene where the only evidence is a fingerprint, a delay of a few hours can make the difference between a conviction and a cold case."

The Broward County (Florida) Sheriff's Office Regional Crime Lab is a pioneer in this method of securely transmitting evidentiary data. Sgt. Mosher receives regular calls from law enforcement agencies around the country asking about the Broward County implementation and use of GlobalSCAPE Secure FTP Server. In addition, he has been invited to present a workshop at the 2009 International Association for Identification (IAI) conference to be held in Tampa, Florida, in August. His goal is to describe, to interested investigators, how easy the software is to operate and the power of its security features.

The ASCLD validation follows GlobalSCAPE's previously announced receipt of the Certificate of Networthiness (CoN) from the US Army earlier this month for Secure FTP Server. The CoN followed GlobalSCAPE's announcement in February that it has received Federal Information Processing Standards (FIPS) 140-2 validation of the GlobalSCAPE Cryptographic Module to provide secure transfer of information using Secure FTP Server. "The ASCLD validation continues GlobalSCAPE's momentum in receiving industry certifications and validations," stated Tim Barton, GlobalSCAPE Vice President of Server Products. "We are pleased to support the Broward County (Florida) Sheriff's Office Regional Crime Lab and look forward to working with other law enforcement agencies around the country and in international markets."

About GlobalSCAPE

GlobalSCAPE, Inc. (AMEX: GSB), headquartered in San Antonio, TX, provides managed file transfer (MFT) products to securely exchange critical information over public networks. Since the release of CuteFTP in 1996, GlobalSCAPE's products have continued to evolve to meet the business and technology needs of an increasingly interconnected global marketplace. For more information about GlobalSCAPE's products, visit www.globalscape.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words "would," "exceed," "should," "anticipates," believe," "steady," "dramatic," and variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement. These forward-looking statements are based upon the Company's current expectations and are subject to a number of risks, uncertainties and assumptions. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ significantly from those expressed or implied by such forward-looking statements are risks that are detailed in the Company's Annual Report on Form 10-K for the 2007 calendar year, as amended by Form 10-K/A Number 1 filed with the Security Exchange Commission on August 28, 2008.